Exhibit 99.4

Fresnillo Plc 28 Grosvenor Street London W1K 4QR United Kingdom www.fresnilloplc.com
22 June 2009
Fresbal withdraws its proposal to make an offer for
the shares of MAG Silver Corp.
London, Toronto, Mexico City: Fresnillo plc (“Fresnillo”) announces today that its subsidiary Fresbal Investments Ltd. (“Fresbal”) has issued an announcement regarding its previously announced intention to acquire the common shares of MAG Silver Corp (TSX: MAG, AMEX: MVG) (“MAG Silver”). The announcement follows below.
FRESBAL INVESTMENTS, LTD.
Corporativo BAL, Cuarto Piso
Moliere 222, Col. Los Morales-Polanco,
11540, D.F., México
FRESBAL INTENDED OFFER FOR MAG SILVER NO LONGER IN THE BEST
INTERESTS OF FRESNILLO SHAREHOLDERS
After more than six months since announcing, on December 1, 2008, its intention to make an offer for 100% of MAG Silver Corp.’s (“MAG”) (TSX: MAG, AMEX: MVG) shares not owned by Fresnillo plc (“Fresnillo”) or its affiliates, Fresnillo today has announced its decision to withdraw such intended offer (the “Offer”) to be made through Fresbal Investment Ltd (“Fresbal”) as it is no longer in the best interests of Fresnillo shareholders.
Fresnillo’s decision reflects the fact that even after this protracted period of time, it has not been possible to conclude the independent valuation of MAG required under applicable Canadian securities laws in order to permit the offer to proceed and it is not clear to Fresnillo when or if this will happen.
The supervision of the valuation process has been the responsibility of MAG’s Independent Committee which, in its opinion, has not been satisfied with the level of information that Fresnillo has been willing and able to produce in order to conclude the valuation, beyond the information regarding the property jointly held by Fresnillo and

MAG. Fresnillo and its advisors have received the advice of valuation experts such as Paradigm Capital Inc., in its independent expert’s report, and Scotia Capital, as financial advisor to Fresnillo, that a valuation could be prepared for such purposes with the information that Fresnillo was willing and able to produce.
Fresnillo recognizes the efforts of the Ontario Securities Commission (“OSC”) in order to expedite the bid process. However, Fresnillo considers that the document production order as issued by the OSC will require significant time, effort and money to be expended, without knowing even at this time (after more than 200 days since the Offer was announced) whether a valuation will ever be received or the Offer can ever be made.
These risks to the successful completion of the transaction have resulted in Fresnillo’s decision to withdraw its Offer for MAG immediately. Despite the withdrawal of the Offer, Fresnillo remains committed to the growth of the Company, and our growth objectives remain intact.
Fresnillo highly regrets that it was unable to deliver what would essentially be a free option to MAG’s shareholders for them to evaluate.
Cautionary Information Regarding Forward-Looking Statements
Statements about the intentions of Fresnillo plc and Fresbal Investments Ltd. and all other statements in this release other than historical facts constitute forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. The statements are based upon Fresnillo plc’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Fresnillo plc disclaims any obligation to update or revise the information in this news release based on new information or otherwise, unless otherwise required by law.
For further information please visit www.fresnilloplc.com or contact:
Fresnillo plc

London Office
Octavio Alvidrez, Head of Investor Relations	Tel: +44(0)20 7399 2470

Mexico City Office

Gabriela Mayor	Tel: +52555 279 3203

JPMorgan Cazenove	Tel: +44 (0)20 7588 2828
Andrew Wray

Brunswick	Tel: +44(0)20 7404 5959
Patrick Handley
Carole Cable